Exhibit (c)(6)

Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

STRICTLY CONFIDENTIAL

# Discussion Materials

*July 1, 2026*

ARDEA PARTNERS

# Executive Summary

- After reaching out to Superior, Whaler, [redacted] through Ardea Partners, Superior and Whaler expressed interest in a transaction with Triple Crown and signed non-disclosure agreements
- We have facilitated diligence for these two parties over the last few weeks, and as of Tuesday, June 30th:
  - 320 information requests from Superior have been closed, representing 71% of their 451-question list, and
  - 30 information requests from Whaler have been closed, representing 83% of their 36-question list
- Additionally, Triple Crown has had 14 diligence sessions[1] and a management presentation with Superior thus far to allow ample access to information
  - The diligence sessions with Superior have been constructive, with high engagement from Superior and its advisors across various functional areas: actuarial, claims, finance, human resources ("HR"), underwriting, tax, legal and others
  - The half-day management presentation and dinner with Superior on Tuesday, June 30th were also productive, with the key points sent by Superior (e.g., founding / strategy, overview of operations, current market environment and discussion of joint opportunities) addressed comprehensively by the Triple Crown management team
  - Whaler has not come back with availability for diligence discussions, despite an initial offer to schedule diligence sessions and Ardea Partners' follow-up to gather their availability
- Superior seems to be making good progress on their diligence efforts and is highly engaged across the diligence workstreams, both directly and through their advisors (i.e., KBW, EY, Deloitte, Aon and Willkie)
  - Given the pace of Superior's diligence and continued engagement, on Tuesday, June 23rd, Skadden delivered a draft of the merger agreement to Willkie, Superior's counsel
- Whaler, on the other hand, has not engaged advisors and has yet to show material progress on diligence

*Note: Information as of 6/30/2026, except for diligence request progress, which is as of 6/29/2026.*
*[1] Excludes 4 weekly diligence sessions.*

# Overview of Diligence for Active Parties

| | Superior | Whaler |
|---|---|---|
| **Date of First Information Request** | 6/1/2026 | 6/11/2026 |
| **Diligence Items in Information Request List ("IRL") / Percentage Closed** | 451 total questions / *71% closed* | 36 total questions / *83% closed* |
| **Number of Diligence Sessions Conducted to Date** | 14[1] | 0 |
| **Number of Diligence Sessions to be Scheduled** | 3 | TBD<br>*Waiting on response from Whaler* |
| **Management Presentation Date** | 6/30/2026 | N/A |
| **Advisors Engaged and Areas of Focus** | • KBW: Financial<br>• EY: Tech & cyber<br>• Deloitte: Finance, tax, actuarial and HR<br>• Aon: Operational review (including underwriting, claims, reserves, reinsurance, policy terms & conditions and pricing) and benefits / compensation analysis<br>• Willkie: Legal | N/A |

*Note: Information as of 6/30/2026, except for diligence request progress, which is as of 6/29/2026.*
*[1] Excludes 4 weekly diligence sessions.*

# Overview of Superior Diligence Process

Today (dashed box legend)

| | Monday | Tuesday | Wednesday | Thursday | Friday | Saturday | Sunday |
|---|---|---|---|---|---|---|---|
| Week of 6/1 | 6/1 | 6/2 | 6/3 | 6/4 | 6/5<br>Diligence Kickoff | 6/6 | 6/7 |
| Week of 6/8 | 6/8 | 6/9 | 6/10 | 6/11 | 6/12<br>Weekly Diligence Call | 6/13 | 6/14 |
| Week of 6/15 | 6/15<br>Actuarial Call | 6/16 | 6/17<br>Weekly Diligence Call | 6/18<br>Claims Call<br>Finance Call | 6/19 | 6/20 | 6/21 |
| Week of 6/22 | 6/22 | 6/23<br>HR Call<br>Capital Model Call<br>Pricing Call | 6/24<br>Tech/Cyber Call<br>Legal Call | 6/25<br>Weekly Diligence Call<br>Finance Call<br>Tax Call | 6/26<br>Loss Reserving | 6/27 | 6/28 |
| Week of 6/29 | 6/29<br>Claims Call | 6/30<br>Capital Model Call<br>Loss Reserving Call<br>Management Meeting / Dinner | 7/1 (Today)<br>Weekly Diligence Call | 7/2 | 7/3 | 7/4 | 7/5 |

## Diligence Commentary

- Triple Crown kicked off diligence with Superior on Friday, 6/5
- Since that day, Triple Crown has engaged with Superior in 14 diligence call sessions in addition to 4 weekly diligence calls:
  - 6/15 Actuarial Call
  - 6/18 Claims Call
  - 6/18 Finance Call
  - 6/23 HR Call
  - 6/23 Capital Model Call
  - 6/23 Pricing Call
  - 6/24 Tech/Cyber Call
  - 6/24 Legal Call
  - 6/25 Finance Call
  - 6/25 Tax Call
  - 6/26 Loss Reserving Call
  - 6/29 Claims Call
  - 6/30 Capital Model Call
  - 6/30 Loss Reserving Follow-Up Call
- Upcoming / to be scheduled:
  - Strategy Call
  - Underwriting Call
  - Tech/Cyber Follow-Up Call
- In addition, Triple Crown's management team participated in a management dinner and in-person meeting with Superior's management on Tuesday, 6/30

*Note: Information as of 6/30/2026.*

# Disclaimer

Ardea Partners LP and Ardea Partners International LLP (collectively, "Ardea") has prepared and provided these materials and Ardea's related oral presentation (collectively, the "Confidential Information") solely for the information and assistance of the Board of Directors and/or senior management of the intended recipient organization (the "Company") in connection with their consideration of the matters referred to herein. Without Ardea's prior written consent, the Confidential Information, and Ardea's preparation and provision of such Confidential Information, may not be used for any other purpose or reproduced, retransmitted, disclosed or otherwise referred to in any manner.

The Confidential Information is (a) for discussion purposes only and (b) speaks only as of the date it is given, reflecting prevailing economic, monetary, market and other conditions as in effect on, and the information made available to Ardea as of, such date. Ardea assumes no responsibility for updating or revising the Confidential Information. The views expressed herein are subject to change based upon a number of factors, including economic, monetary, market and other conditions and the Company's and any prospective counterparty's business and prospects. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Ardea does not assume responsibility if future results are materially different from those forecast. The Confidential Information is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Ardea, if any.

The Confidential Information has been prepared using publicly available information and information in reports, due diligence materials, forecasts, projections and other materials provided by or on behalf of the Company and/or any prospective counterparty. Ardea does not assume responsibility for and has relied on, without independent verification, the accuracy and completeness of such information. Ardea has not, and does not, provide advice for tax, legal, regulatory, actuarial, or accounting matters and the Company will remain solely responsible for all aspects of due diligence in connection with any transaction and the commercial assumptions on which any advice provided by Ardea is based. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction or the relative merits of any strategic alternatives referred to herein as compared to any other alternative that may be available to the Company.

Ardea and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Company or its affiliates, potential parties to a transaction and their affiliates or persons that are competitors, customers or suppliers of the Company.

Nothing herein or any previous or existing relationship between the Company and Ardea will be deemed to create a fiduciary duty or fiduciary or agency relationship between Ardea and the Company, its security holders, affiliates, employees or creditors.